EXHIBIT 2
                 [Petroleum Heat and Power Co, Inc. Letterhead]


                                                       December 7, 1994

VIA FAX (203) 661-6725

FRC Shareholders
c/o First Reserve Corporation
475 Steamboat Road
Greenwich, CT  06830

Attn:  William E. Macaulay

Gentlemen:

              Please refer to the Shareholder Put/Call Agreement entered into as of December 21, 1993 among Petroleum Heat and Power Co., Inc., the Prudential Insurance Company of America and the FRC Shareholders, as defined therein.

              Petro hereby exercises its option to purchase all shares of common stock and 8% cumulative convertible preferred stock of Star Gas Corporation owned by the FRC Shareholders. Petro is this date making wire transfers of $452,317.04 in immediately available funds to accounts previously designated by you and has instructed Chemical Bank, the transfer agent for its Class A Common Stock to issue the following shares of Class A Common Stock for delivery to you today:

              American Gas & Oil Investors           312,450 shares

              AmGo II                                202,174 shares

              AmGo III                                23,457 shares

              First Reserve Secured Energy            88,158 shares
                Assets Fund, L.P.

              FRC Star Gas Inc.                      342,071 shares


                                                       Sincerely yours,

                                                       PETROLEUM HEAT AND
                                                         POWER CO., INC.


                                                       By /s/ George Liebowitz
                                                          George Leibowitz
                                                          Senior Vice President


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